Exhibit 99.1

Summary Consolidated Financial Data

Twelve Months Ended June 30,
(in thousands of dollars)	2012

Statement of Operations Data:
Revenue, net of contractual discounts and uncompensated care	$3,173,660
Compensation and benefits	2,217,959
Operating expenses	422,171
Insurance expense	107,386
Selling, general and administrative expenses	76,623
Depreciation and amortization expense	121,503
Restructuring charges	15,206
Income from operations	212,812
Interest income from restricted assets	2,333
Interest expense	(171,717)
Realized gain on investments	395
Interest and other expense	(2,608)
Loss on early debt extinguishment	(5,172)
Income before income taxes and equity in earnings of unconsolidated subsidiary and noncontrolling interest	36,043
Income tax expense	(15,674)
Income before equity in earnings of unconsolidated subsidiary and noncontrolling interest	20,369
Equity in earnings of unconsolidated subsidiary	457
Net income attributable to noncontrolling interest	—
Net income attributable to EMSC	$20,826
Other comprehensive income (loss), net of tax:
Unrealized holding gains during the period	302
Unrealized losses on derivative financial instruments	(3,673)
Comprehensive income	$17,455
Segment Data:
EmCare:
Net revenue	$1,771,145
Income from operations	174,551
AMR:
Net revenue	1,402,515
Income from operations	38,261

Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$140,231
Investing activities	(37,486)
Financing activities	(165,358)
Purchases of property, plant and equipment	68,644

Other Financial Data:
Reported Adjusted EBITDA (1)	$362,646
Pro Forma Adjusted EBITDA (1)	385,231
Cash interest expense (2)	155,019

Selected Pro Forma Credit Statistics for EMSC and Holdco:
EMSC Net debt/Pro Forma Adjusted EBITDA (3)	5.4x
Holdco Net debt/ Pro Forma Adjusted EBITDA (3) (4)	6.6x
Pro Forma Adjusted EBITDA/EMSC Cash interest expense	2.5x
Pro Forma Adjusted EBITDA/ Holdco Cash interest expense (5)	2.0x

(1)         Reported Adjusted EBITDA is defined as net income (loss) attributable to EMSC before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interest, and represents Reported Adjusted EBITDA as reported in EMSC’s public SEC filings.

For the twelve months ended June 30, 2012, EMSC presents Pro Forma Adjusted EBITDA which is defined as Reported Adjusted EBITDA as further adjusted to give effect to the items specified in the table below and accompanying notes.

Adjusted EBITDA measures are commonly used by management and investors as performance measures and liquidity indicators.  EMSC believes that presenting Pro Forma Adjusted EBITDA is appropriate to provide additional information to investors with respect to the pro forma impact on Reported Adjusted EBITDA of acquisitions and the other matters presented in the table below.  EMSC’s credit agreements and indenture governing the EMSC Senior Notes may permit it to exclude other non-cash charges and specified non-recurring expenses to net income in calculating “Consolidated EBITDA” in future periods, which are not reflected in the Reported Adjusted EBITDA data or Pro Forma Adjusted EBITDA presented in this report.

Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded therefrom are significant components in understanding and assessing EMSC’s financial performance.  Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income (loss) attributable to EMSC, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in EMSC’s consolidated financial statements as an indicator of financial performance or liquidity. Some of these limitations are:

•                  Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs;

•                  Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt;

•                  Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect income tax expenses or the cash requirements to pay taxes;

•                  Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•                  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect any cash requirements for such replacements.

Because Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measures determined in accordance with GAAP and is susceptible to varying calculations, Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.  Such adjustments to Adjusted EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act of 1933, as amended, and periodic reports under the Securities Exchange Act of 1934, as amended.

The following tables set forth a reconciliation of Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income attributable to EMSC for the twelve months ended June 30, 2012:

Twelve Months Ended June 30,
(in thousands of dollars)	2012

Net income attributable to EMSC	$20,826
Net income attributable to noncontrolling interest (a)	—
Equity in earnings of unconsolidated subsidiary (b)	457
Income tax expense	15,674
Loss on debt extinguishment (c)	5,172
Interest and other expense	2,608
Realized gain on investments (d)	(395)
Interest expense	171,717
Related party management fees (e)	5,000
Equity-based compensation expense (f)	5,792
Restructuring charges (g)	15,206
Depreciation and amortization expense	121,503
Reported Adjusted EBITDA	$362,646
Run-rate impact of acquisitions (h)	1,710
Contract exit costs (i)	11,903
Unfavorable prior year insurance adjustments (j)	6,814
Legal settlements and consulting fees (k)	2,158
Pro Forma Adjusted EBITDA	$385,231

(a)                   Represents the noncontrolling interest in a joint venture entity.

(b)                   Represents the equity in earnings recognized in the  2011 and 2012 periods relating to the minority interest held by American Response Company, Inc. (“AMR”) in a joint venture in Trinidad.  AMR recognizes equity in earnings of the unconsolidated subsidiary in the income statement, but not in Reported Adjusted EBITDA.

(c)                    Represents the write-off of debt issuance costs associated with unscheduled debt repayments in 2011 and 2012.

(d)                   Represents realized gains or losses on investments held at EMCA associated with insurance related assets.  These gains or losses are recorded only upon a sale or maturity of such investments.

(e)                    Represents the management fee paid to Clayton, Dubilier & Rice LLC.

(f)                     Represents the non-cash equity based compensation expense related to equity based awards under the EMSC’s equity incentive plans.

(g)                    Represents restructuring charges incurred in connection with the continuing efforts to re-align operations and billing functions of AMR and EmCare Holdings Inc. (“EmCare”) and reduce administrative costs at EMSC.

(h)                   Represents the annualized estimated impact on Reported Adjusted EBITDA of the following acquisitions as if they had been acquired on July 1, 2011:  Medics Ambulance Service (August 2011); Acute Management (September 2011) and MA Emergency Associates, P.L. (December 2011).  For these acquisitions, EMSC calculated the incremental Adjusted EBITDA from July 1, 2011 through the acquisition date using actual Adjusted EBITDA subsequent to the acquisition date and projected Adjusted EBITDA for the twelve month period.  In so determining the annualized estimated impact of acquired businesses, EMSC used financial information provided by each acquired business, which were prepared pursuant to applicable accounting principles for such acquired business (which may differ from GAAP and which were unaudited in certain circumstances), together with EMSC’s own assumptions and estimates to derive an Adjusted EBITDA for such acquired business. Accordingly, although EMSC believes that the financial information provided by the acquired businesses is accurate, such information has not been, and cannot be, independently verified by EMSC’s management. There can be no assurance that EMSC would have generated the estimated levels of Adjusted EBITDA had EMSC owned the acquired businesses on July 1, 2011.

(i)                       Represents non-recurring costs incurred for markets EMSC exited during the period, including Alameda and Santa Clara, California and South Carolina.

(j)                      Represents adjustments to prior insurance development reserves that are not expected to recur at the same rate.

(k)                   Represents non-recurring legal settlement reserves for a prior owner of an acquired business and for non-recurring third-party consulting costs for specific margin improvement initiatives at one of EMSC’s businesses.

(2)         EMSC cash interest expense is calculated based on interest rates under the Term Loan Facility and EMSC Senior Notes.

(3)         Total debt is defined as long-term debt and capital lease obligations, including current maturities, and excludes adjustments resulting from loan fees, which are accounted for as a reduction to outstanding debt.  Net debt is defined as Total debt less cash and cash equivalents.  Total debt and Net debt amounts do not reflect EMSC’s prepayment of $50.0 million principal borrowings under its senior secured term loan facility (“Term Loan Facility”) on August 30, 2012, but is reduced by $15.0 million principal amount of EMSC’s 8.125% senior notes due 2019 (the “EMSC Senior Notes”) held by EMSC’s captive insurance subsidiary, EMCA Insurance Company, Ltd. (“EMCA”).

(4)         Holdco Net debt is calculated as EMSC Net debt as of June 30, 2012 as adjusted to give effect to an anticipated debt financing by CDRT Holding Corporation (“Holdco”) and the application of the proceeds therefrom.

(5)         Holdco Cash interest expense is calculated as EMSC Cash interest expense for the twelve months ended June 30, 2012 as adjusted to reflect the increase in interest expense associated with an anticipated debt financing by Holdco and assumes that any related interest is paid in cash.  Represents the expected increase in cash interest expense associated with an anticipated debt financing by Holdco, as if such debt financing occurred on July 1, 2011, using an assumed interest rate.  A 0.25% increase or decrease in the interest rate related to Holdco’s anticipated debt financing would increase or decrease pro forma Holdco’s cash interest expense by $1.1 million annually.

As of June 30, 2012, EMSC’s available capacity to make restricted payments under EMSC’s senior secured asset-based loan facility, the Term Loan Facility and the EMSC Senior Notes was approximately $100.0 million.